ANNUAL MEETING
APRIL 28, 2010
PRESIDENT’S REPORT

Welcome to our fourth Annual Meeting of Stockholders.  On behalf of our Board and management, I thank you for joining us this morning to learn more about your company and its performance this past year.

 As always, I must apprise you of the customary disclaimer regarding anything I say which can be considered a forward looking comment or statement.

FORWARD LOOKING STATEMENTS DISCLAIMER

2009 SLIDE

2009 was a year that tested the mettle of bankers throughout our country.  Since the onset of the sub-prime debacle and the Great Recession in 2007, banking has been impacted like no other time since the Depression and the savings and loan crisis of the eighties.  In 2009, there were 140 bank failures costing the deposit insurance fund $36.4 billion.  Unfortunately, the crisis continues. To date in 2010, there have been 57 banks closed.  Just this past Friday, 7 banks in Chicago failed, one with over $3.7 billion in assets.  These 7 banks alone are projected to cost the deposit insurance fund $1.0 billion.

The economic upheaval has strained the capacity of individuals and businesses to meet their debt obligations.  Many of them are our friends, neighbors, and others who have long been a part of the economic life of our communities.  Consequently, healthy loan portfolios have experienced an unwelcomed deterioration in credit quality.  As we reported on our Annual Letter to Shareholders, our Company has not been immune.

However, I am pleased to report that our financial health remains solid.  The Company continues to be well capitalized, highly liquid, and its standing and reputation remain first rate, with regulators, customers, competitors and the community at large.

 As we enter our 90th year, we are justifiably proud of our legacy of safety, soundness, stability and sustainability.

CAPITAL DEPLOYMENT AND SHAREHOLDER VALUE ENHANCEMENT

Your Board and management are very cognizant of their responsibility for adding to shareholder value, even in times of economic troubles.   How well have we done?  One measure lies with the performance of our stock and how shareholders have fared since our IPO.

HISTORIC STOCK PRICE GRAPH

This graph shows the price of our stock at the end of each quarter between the IPO date and the first quarter of 2010 and on April 23rd of this year.    It starts with the initial subscription price of $10/share on July 12, 2006.  For reference, the closing price on December 31, 2009 was $12.36.  On April 23, the closing price was $12.41/share.  Since the IPO, the stock reached a high of $18.00/share on October 17, 2007 and a low of $9.70/share on March 9, 2009.

PRICING MULTIPLE COMPARISON

This chart shows our stock price on April 23, 2010, in relation to tangible book value and fully converted tangible book value, and as a multiple of our 2009 earnings.  These have been compared against the median and average of our peer group.  You can see that we outperformed in each category.

TOTAL RETURN GRAPH

This graph shows the total return from a share of our stock purchased at the offering price over the same period as the previous graph, compared to the SNL Thrift Index.   As of April 23, 2010, our stock has returned 34.0% from its subscription price. Over the same period, this chart indicates that the SNL Thrift Index had a negative return of 56.0%.

CAPITAL DEPLOYMENT/SHAREHOLDER ENHANCEMENT SLIDE
How have we improved shareholder value?
This slide identifies the actions we have taken, and will continue to explore, to improve shareholder value.
(read from slide)

CORPORATE STRUCTURE CHART

I have presented this chart each year.  It shows the entities that constitute our Mutual Holding Company form of organization as of today.

There is a new box identified as the Acquisition Corporation.  This entity will be very short lived.  It was formed solely as a structural conduit to facilitate the merger of Sterling Bank into Roma Bank.

I will discuss the acquisition later, however, on certain of the charts I will present today, Sterling’s data, as of December 31, 2009,  have been combined with Roma Bank’s data to show  a pro-forma comparison.

COMMON STOCK HOLDINGS CHART

This chart displays the stock ownership percentages of the Company as of the IPO date; at December 31st of the ensuing three years.  Share repurchases have lowered public ownership from 30% to 24.4% at December 31, 2009.

SLIDE –SHARES OUTSTANDING

 This slide show the number of shares outstanding by ownership group at December 31, 2009.
A total of 1,799,222 repurchased shares are held as treasury shares.   You may be aware that this past March 17th our Board authorized a program to repurchase 5% of the public shares then outstanding, excluding shares held by the Foundation and in the ESOP, or the equivalent of 360,680 shares.

HIGHLIGHTS

Before going into detail regarding our Company’s 2009 financial condition and performance, some of the more notable highlights of the year were:

▪	Internally generated record levels of assets, loans and deposits
▪	Very strong capital ratios and sound credit quality
▪	Paid 11 consecutive quarterly dividends
▪	RomAsia’s assets reached $90.7 million
▪	Among all MHCs in New Jersey, we are 5th in asset size and capitalization, but 1st in dividend yield and 2nd in IPO

▪	price change as of December 31, 2009-(41% versus the average of 18%).
▪	Roma Bank attained Bauer Financial “Sustained Superior Rating” designation for the 76rd consecutive quarter. Fewer than 10% of all the banks in the country can claim this distinction.
▪	Roma Bank is distinguished as the oldest and largest community bank in Mercer County

SNAPSHOT OF 2009

▪	Double digit increases in assets, loans and deposits
▪	Despite earnings decline and the payment of dividends, capital improved $3.2 million
▪	Net interest income improved nearly 17% overcoming a contraction in margin and spread
▪	The allowance for loan losses doubled to .88% of loans and 35.4% of non-performing loans
▪	Impacted by the provision for loan losses, an extraordinary increase in FDIC premiums and a write down of an investment security, earnings fell 44%

# OF BRANCHES

This chart displays the number of our bank branches and the year opened.   For information purposes, the chart shows the pro-forma aggregate number of branches we would have with the addition of Sterling’s ten branches.

MAP

This map shows the locations of Roma’s (the green dots) and Sterling’s (the red dots) branch offices.  Roma currently has nine in Mercer County, three in Burlington County and two in Ocean County.  Sterling has eight in Burlington County and two in Camden County.  Not shown on this map is the location in South Brunswick of RomAsia and its first branch in Edison which is expected to open in late May or June.

MARKET SHARE

This chart shows Roma Bank’s market share in the counties of Mercer and Burlington as of June 30, 2009, the most recent available date for this data, and as of June 30, 2008.    While we enjoyed a solid 19% increase in our deposits in Mercer County, our market share tightened slightly between 2008 and 2009.    The leader in Mercer County with over 62% market

share at June 30, 2009 was Bank of America.  It improved its share between 2008 and 2009 by capturing approximately 5% from all, but one, of the 9 other banks which together with BofA accounted for 93.7% of the Mercer market.  Our reduction was merely 0.65%, the smallest decline of all the banks who yielded market share.

With the acquisition of Sterling Bank, our market share in Burlington County will jump sharply from 0.84% to 4.63%, moving us from 19th to 6th in the Burlington market.

BANK EMPLOYEE CHART

This chart indicates the number of full time equivalent employees at each of our banks and General Abstract since 2004.  It also shows the combined pro-forma employee count of Roma and Sterling as of the end of 2009.

# OF CUSTOMERS CHART

This chart displays the total number of deposit and loan customers in each of the last six years.  2008 includes RomAsia with 562 customers and 887 customers in 2009.   The chart shows that the customer base has grown to record levels in each of the years presented. Since 2004, Roma Bank has averaged nearly 4,000 new customers a year.

The blue bar shows that adding Sterling Bank’s customers to ours at the end of the year would have raised the customer count to 93.0 thousand.

ASSET CHART

For the ninth consecutive year total assets established a record.    Additionally, the 2009 net growth of $234.9 million (21.8%) represented the largest ever year-to-year increase in both dollars and percentage, surpassing the previous record set in 2008 by $64.9 million, or 38.2%.  By comparison, between 2004 and 2008, assets grew $279.3 million.

Asset growth was almost entirely fueled by deposit growth and earnings. Assets were reduced by debt repayments and dividend payments.

RomAsia’s assets increased a substantial 78.2%, rising to $90.7 million.

In 2009, net loans constituted 44.65% of assets, slipping to their lowest ratio to assets for the six years shown.

On a pro-forma combined assets would have been just shy of $1.7 billion, as of the end of 2009. The ratio of loans to assets would be almost 54.0%.

LOAN CHART

This chart shows that the loan portfolio, before the allowance for loan losses and deferred items, achieved new records in each of the years shown.   The increase in 2009 over 2008 of $68.5 million, or 13.1%, reflects the largest yearly increase in dollars and percentage for the years displayed.

Loan growth was good, despite the continued depressed state of housing, a poor economy, and heightened competition in commercial lending.  The government’s intervention in the mortgage backed securities market, the absence of inflationary fears holding long term rates in check, and the first time home buyer tax credit contributed to improvement in mortgage lending.  Very low thirty year rates on residential mortgages caused a spike in refinancing activity during the first half of the year and the tax credit seemed to buoy the market somewhat during the remainder of the year.

The pro-forma combined loan portfolio shows that loans would have been approximately $300.5 million higher.

RESIDENTIAL MORTGAGE CHART

In 2009, the residential mortgage portfolio reached a record level of $251.9 million, benefitting from a substantial wave of refinancing activity.  Happily, Roma Bank was able to capture a significant amount of new refinancing business and attracted a goodly number of new customers.  Overall, the yearly increase in the 2009 portfolio of $20.5 million, or 8.9%, was the highest net increase for the years shown.

RomAsia originated $1.2 million of residential mortgage loans during 2009.

Residential mortgages now represent 42.7% of the loan portfolio, a sharp and steady decline from 2004.

The pro-forma combined portfolio of residential mortgages  as of the end of 2009 shows an increase of $64.4 million, but a decline to 35.4% of the portfolio.

MORTGAGE ORIGINATIONS AND PREPAYMENTS CHART

I was not planning on showing this chart this year.  However, the dramatic 2009 volume contrast is notable.  I want to acknowledge our residential loan department which worked very hard in accommodating an extraordinary level of applications and closings during a time when one of its top level officers was on sick leave.  Well done, June Baroni and staff.

The chart includes thirty year mortgages which were originated and sold. During 2009, mortgages aggregating $9.1 million were sold, compared to $4.1 million in 2008 and $409 thousand in 2007.

HOME EQUITY LOAN CHART

For the first time in the six years shown in this chart, the home equity portfolio failed to increase in 2009, despite RomAsia adding $1.3 million to the portfolio, as repayments exceeded originations during 2009.

The origination of fixed rate loans was down for a second straight year and was the main cause of the slight decline in total equity loans outstanding at the end of 2009.

With the havoc in the economy, depressed housing values, near double digit unemployment, and the absence of consumer confidence, home equity loan demand has been sharply down the past three years.

Home equity loans now represent 22.5% of the loan portfolio, the lowest for the years shown.

 On a pro-forma combined basis the portfolio would increase by $20.0 million, but decline to 17.2% of the portfolio.

COMMERCIAL LOAN CHART

Despite the poor economic climate, the commercial loan portfolio recorded its largest annual net increase by growing $49.2 million, or 31.5%, to $205.3 million.    RomAsia more than doubled its portfolio, contributing $12.5 million of the total increase.

Commercial loans funded during 2009 were $55.1 million.  While this is down from 2008, it was a creditable achievement considering the year’s weak loan demand.

Commercial loans, including real estate and construction loans, constituted 34.8% of the portfolio at the end of 2009, progressively increasing from 13.7% in 2004.

Within the portfolio, loans to investors, builders/developers aggregated $83.2 million (40.25%), while real estate, including commercial, educational and churches, represented 92.3% of the collateral securing the portfolio.
On a pro-forma basis the portfolio would have increased $175.3 million to $380.6 million and would represent 42.6% of the portfolio.

LOAN COMMITMENTS

This chart shows the level of off-balance sheet obligations to fund loan commitments as long as there is no violation of any condition established in the loan agreements.  The amounts include unaccepted commitments and undrawn funds under approved lines of credit.    Higher residential commitments offset a reduction in commercial commitments, and caused total commitments at the end of 2009 to be $4.7 million more than the prior year.

NON-PERFORMING LOAN GRAPH

The scourge inflicted by the recession has been the growth in non-performing loans throughout banking.

While overall our loan portfolios remain sound, for a third consecutive year we experienced growth in non-performing loans.  I consider them to be at an unacceptable level, but, as I stated last year, they do not pose a material threat to the financial condition of the Company. However, they present a major challenge and have been a restraint on income.

While we take no comfort in this, I must point out that our ratios of non-performing loans to total loans, and non-performing assets to total assets, are appreciably below the medians of the peer group which we use for comparison tracking purposes.  (I will cover these comparisons later).

Non-performing loans, which are loans delinquent 120 days or more, aggregated $14.8 million; increasing $4.5 million over 2008.  RomAsia did not have any non-performing loans.

At the end of 2009, commercial loans constituted 87.6% of non-performing loans. Non-performing loans represented 2.48% of total loans and 1.13% of total assets.  Both ratios are higher than last year.
A measure of a bank’s vulnerability from non-performing loans receiving more attention in the industry is the Texas Ratio.  It measures non-performing loans and other real estate owned as a percentage of tangible capital plus loan loss reserves.  Our ratio at the end of 2009 was 8.49%.  A bank with a ratio above 100% is viewed by some as a potential risk for failure.

To bring a more concentrated focus on the resolution of these troubled loans, a Senior Vice-President of Loan Resolution (commonly known as a workout specialist) was hired last month.

On a pro-forma combined basis, non-performing loans would have increased $16.4 million, which would raise the level of non-performers to 3.50% of total loans.  These loans have been appropriately identified by Sterling, and we very carefully assessed them as part of our due-diligence examination.  Needless to say, the level of these troubled loans factored heavily into the purchase price.

ALLOWANCE FOR LOAN LOSSES CHART

The allowance for loan losses more than doubled to 0.88% of total loans, compared to .42% in 2008, and increased to 35.4% of non-performing loans, compared to 21.4% in 2008.  In comparison to industry benchmarks, these ratios remain low.   However, as indicated in the chart, management has been steadily increasing the allowance in response to the growth in loans and, in particular, non-performing loans.

Loan net charge-offs continue to be rather low, amounting to $278.0 thousand in 2009, compared to $181.0 thousand in 2008.

You can see that Sterling had approximately $10.1 million in its allowance for loan losses at December 31, 2009, which would have nearly doubled the reserve to loan ratio we are reporting.

INVESTMENTS CHART

As indicated, investments increased an impressive $158.5 million to $625.2 million. This represented the largest year to year increase ever and reflects the very high level of deposit growth experienced in 2009.

There was a significant shift in the portfolio composition to agency securities during 2009 because yield spreads for shorter term agencies were typically more favorable vis-à-vis  30 year MBS.   The supply of MBS was also very thin because of the extraordinary intervention by the Fed to support the securitization of mortgages and hold long term rates down.

While lower between years, overnight and money market funds, were maintained at much higher levels than preferred at rates which were generally lower than those prevalent during 2008.
The average yield on investments was 4.40% in 2009 compared to 4.62% in 2008.
On a pro-forma combined basis investments would increase by $63.2 million.

INVESTMENT QUALITY PROFILE
This chart shows the investment quality of the portfolio, excluding money market and interest earning cash deposits.  As indicated, the portfolio contains very highly rated securities with ratings of A or above.  The ratings were provided to us by Wells Fargo Advisors.

DEPOSITS CHART

The flight of funds to the safety and security of community banks intensified during 2009.

Deposits pushed through the one billion dollar threshold for the first time in 2009.   Deposits of $1.016 billion, not only established a new high, but were also a record $251.5 million, or 32.9%, more than last year.  RomAsia nearly doubled their deposits, contributing $34.5 million to the overall growth.  Roma grew a record $217.0 million, far distancing the previous record of $75.7 million recorded in 2008.

Our newer branches were quite successful in attracting deposits.   The five branches added during 2008 attracted an

additional $88.0 million in deposits, a 129.0% increase.   They had aggregate deposits of $156.0 million at the end of the year.

The checking, savings and certificates components of the portfolio remained rather static in 2009. Core deposit growth continues to benefit from commercial loan relationships, and, our newer branches have been successful in attracting core deposits.

There was a nice 16.4% increase of $4.6 million in non-interest deposits in 2009.  The increase was double the increase posted in 2008.

On a pro-forma combined basis Sterling would have added $330.7 million to deposits.

DEPOSIT PRICING TRENDS

This chart displays the weighted average cost of deposits for each year since 2004.  There was further contraction of 47 basis points in the cost of deposits this past year.  The short end of the treasury yield curve remained at rather historic low levels throughout the year.

Despite an impressive influx of deposits local competitive pressures kept rates from dropping as much as the yield curve would have suggested.

BORROWED MONEY

The reduction in borrowings at the end of 2009 reflects scheduled debt repayments of FHLBNY borrowings.

Roma and RomAsia have significant borrowing capacity if needed for liquidity or other purposes.

At the end of the year, Sterling had $20.5 million in borrowings consisting of trust preferred securities and advances for operational purposes.

STOCKHOLDERS’ EQUITY CHART

Stockholders’ equity at the end of the year increased $3.2 million to $216.2 million.  This was a net increase consisting of net income of $2.6 million;  increases of $1.9 million related to ESOP stock allocations and vesting of restricted stock grants; and positive changes in other comprehensive loss of $1.1 million, and  reductions of $2.4 million for dividend payments.

This level of equity represented an extremely strong average equity to average assets ratio of 17.5%. From a regulatory standpoint, Roma had a Tier I capital adequacy ratio of 15.75% and RomAsia 13.34%, both well above the 5.0% required by our regulators to be considered well capitalized.

NET INCOME CHART

Our core earnings capacity proved more than sufficient to absorb the negative impacts of higher loan reserves, an investment write down, and higher non-controllable expense.

Net income fell to $2.6 million, or $0.9 per share, from $4.7 million, or $0.15 per share in 2008.

Consolidated net income was lowered by a loss of $540.0 thousand incurred by RomAsia.  Its loss was approximately $79.0 thousand less than in 2008 and was below the loss projected in its business plan.

There were three major causes of the earnings decline between years.  They were significantly higher loan loss provisions and deposit insurance premiums, and an impairment charge on an equity security held in our portfolio.  Combined these lowered pre-tax earnings by approximately $6.3 million.

Net income benefitted from significant growth in average earning assets, which overcame a notable drop in the average yield on interest earning assets.    A reduction in the cost of funds helped contain the effect on interest expense from deposit growth.

Of interest, as reported by the Office of Thrift Supervision, the thrift industry posted the equivalent of break-even annual profits in 2009 of $29 million, or 0.00% of average assets.

PERFORMANCE RATIOS GRAPH

This graph shows the trend in three important net income driven ratios, ROAE, ROAA, and Earnings per Share since the year of our IPO.  Later, I will compare these, and other financial ratios, to our peer group.

Return on average equity fell to 1.23% in 2009, reflecting lower earnings and a slightly higher average capital base.

So too, has return on average assets been on a downward trend. The reduction in net income between years, accompanied by a robust asset growth lowered the ratio to 0.22%, the lowest in the years shown.

The pressure on this ratio is not unique to the Company.  Throughout the banking industry, the tightening of net interest spread and lower earnings have exerted pressure on this ratio.

INTEREST INCOME CHART

Interest income totaled $54.8 million, an all time high, easily surpassing 2008 by $6.7 million.  The sole cause of the increase was an impressive growth in average earning assets of $231.9 million, chiefly within the investment portfolio, since yields contracted from a lower interest rate environment.

Interest earned on loans constituted $2.4 million of the increase.  Commercial loan interest of $2.3 million accounted for nearly all the increase, as residential loan interest eked out a net increase of merely $100.0 thousand.

Interest from investments increased $4.3 million. Interest on agencies increased $3.8 million and mortgage backed security interest improved $2.1 million, offsetting a significant decline in interest earned on overnight and money market funds of $1.6 million.

INTEREST EXPENSE CHART

Interest expense aggregated a record $21.7 million, increasing $2.0 million, or 10.9%, over 2008.

Interest on borrowings caused the bulk of the increase, reflecting a full year of interest on borrowings in 2008 used for leveraging and arbitraging investments.

Strong deposit growth was responsible for $5.0 million of the increase.  Deposit interest expense also reflects a full year of RomAsia’s deposits.

The benefit of a reduction in the cost of funds rate between years helped lower interest expense by $3.9 million.

INTEREST INCOME/EXPENSE RATIOS GRAPH

This year’s net interest margin decreased 23 basis points to 2.94%, falling to its lowest level, and below 3.0%, for the first time during the years shown.

Cost of funds declined 45 basis points to 2.30%, but yield on earning assets fell 51 basis points to 4.86%, causing our net interest spread to tighten to 2.56%, from 2.62% in 2008.

NET INTEREST INCOME CHARTS

The growth in earning assets was the catalyst for appreciable growth in net interest income of $4.7 million, propelling it to a new high.  The increase was exponentially more than the $500 thousand increase recorded in 2008.

NON-INTEREST INCOME CHART

Non-interest income was impacted by an impairment loss of $2.2 million taken on an equity investment which was fully disclosed in our Annual Report.  Apart from this non-operating charge, and a reduction in loan fees, there was improvement in each other category of operational non-interest income compared to 2008.  Stripped of the impairment loss, non interest income would have aggregated $5.0 million, exceeding the prior year high by approximately $800 thousand.

NON INTEREST EXPENSE CHART

Non-interest expense increased $3.9 million, or 15.5%, over last year.  RomAsia was responsible for $700 thousand of the increase as 2009 was the first full year of its operations.

Nearly half of the increase was due to an increase of $1.6 million in Federal Deposit Insurance premiums.  Near record number of bank failures  and projected failures, imperiled the deposit insurance fund, prompting the FDIC to impose a special assessment on all deposit taking institutions.  Our assessment was $517.2 thousand.  Adding to the premium increase were the expiration of credits available to offset prior years’ premiums and an increase in assessment rates applied to our higher deposit balances.  Additionally, we were required to remit $4.1 million to advance fund premiums for the next three years.

The remainder of the expense increase of $2.3 million was primarily centered in compensation; net occupancy; equipment depreciation and maintenance; and data processing.

Compensation accounted for over 61.0% of this increase which was primarily attributable to a full year’s  staffing of the five Roma branches opened in 2008 and the full year of RomAsia operations;   salary adjustments and  the full year expense of the incentive stock plans approved in 2008.    The increases in the other three expense components were principally related to branch expansions and customer growth.

A key measure of non-interest expense in the industry is the efficiency ratio.   It measures the relationship of non interest expense to net interest income and is meant to be a gage of operational efficiency.   This is one of the few measures where lower is better!  The Company’s efficiency ratio as calculated by SNL financial services declined slightly to 75.00% from 77.05% in 2008.  Our ratio is within 10% of the peer group median.  Our ratio reflects our expansions, RomAsia and the impact of the loss of the deposit insurance premium credits.

Peer comparative performance ratios chart

This chart compares the Company’s performance ratios to median ratios of a peer group composed of ten NASDAQ listed MHCs selected by our financial consultants as a comparable trading group.  These MHCs have assets between $600 million and $2.2 billion and are not considered merger targets.   All but one are located in the Mid-Atlantic Region.

The comparison uses a color code of green for positive variances of more than 10%, red for negative variances of more than 10%, and amber for variances within 10%.

The chart contains 24 comparisons.  For 14, we were more than 10.0% better, and 4 were within 10%.   We performed well in this regard.  However, we were more than 10.0% below the medians in some key measures.    The write down of the investment security influenced the comparisons to net income, ROAA, and ROAE. The allowance for loan losses to assets ratio is about 20% less than the median, but should be gaining ground. With the Sterling acquisition we will improve the loan to asset ratio, but since we don’t rely heavily on borrowings to fund loans, our loans to deposits ratio will continue to trail the median ratio.

LOOKING AHEAD

Of late, there are indications that the pulse of the economy is gaining strength.  Two consecutive quarters of positive GDP may technically signal the end of the recession, but forgive those within the ranks of the 9.7% unemployed, who may not be convinced the worst is over. And it may not be.  Residential and commercial foreclosures are still mounting, housing activity is stronger but the prospect of higher interest rates may apply the brakes to the acceleration in housing sales and values.

While the bears are ceding ground on Wall Street, bank stocks are still under pressure, as there is great uneasiness concerning the ultimate consequences of over reactive and overreaching regulatory “reform”, and government intervention into the financial sector on an unprecedented scale.

On the regulatory front, still unresolved are such issues pertinent to our Company as:
•	Will the mutual holding company structure be eliminated, grandfathered, or left alone?
•	Will the dividend waiver be retained?
•	Who will be our primary regulator?

Additionally, in my opinion, the SEC, the Public Companies Oversight Board, and the accounting profession, in their microscopic quest for the ultimate financial disclosure model, are causing market apprehension and consternation, particularly over “fair value” measurements and “mark to market” standards which have had a debilitating effect on bank capital; been a factor in bank failures; and restrained the capacity of banks to provide the credit needed to further economy recovery.

Nevertheless, the emerging signs of economic recovery are indeed welcomed, and give cause for a tinge of optimism that the 2010 economy will be better for all.

Indeed, our just released first quarter earnings provide our company with a much better footing for 2010.

1ST QUARTER RESULTS CHART

We are very pleased with our operating results for the first quarter. Compared to the prior year quarter, net income improved by 78.6% on substantial growth in our earning assets as our deposits at the end of the quarter continued the succession of new record levels.  Net interest income swelled nearly 49.0% to $10.1 million, benefitting from an improved net interest margin. The increase in net interest income fully absorbed an exponential increase in deposit insurance premiums,  a near tripling of the provision for loan losses, higher other real estate owned expense, and initial due diligence expense in connection with our announced acquisition of Sterling Bank.

The first quarter result is indeed a positive beginning to 2010.   However, there still remains uncertainty and concern that the recent upward traction in the economy will be maintained.

ACQUISITION OF STERLING

 I am sure you are all aware that last month we made an historic announcement.  On March 18th, we announced an agreement under which we will acquire, for a cash payment of $2.52 per share, all the outstanding stock of Sterling Banks, Inc., the holding company for Sterling Bank, and thereupon merge Sterling Bank into Roma Bank.  The agreement is subject to regulatory and Sterling Banks’ shareholder approval and the requirement that it maintain certain financial measurements.   It is expected that the merger will be consummated early in the third quarter of this year.

This is an opportunity to expand our market presence in Burlington County and enter Camden County with minimum impact on our capital and early earnings accretion.

A team comprised of staff from both banks has begun working diligently to ensure a smooth transition.  The cooperation has been outstanding and both staffs have shown great enthusiasm for the combination.
We look forward to sharing our community banking philosophy with Sterling’s loyal customer base.

ACQUISTION RATIONALE CHART

We believe that the acquisition of Sterling is both strategically and financially compelling---INSERT COPY OF SLIDES FOR USE IN PRESENTATION

•	STRATEGICALLY COMPELLING
•	FINANCIALLY COMPELLING
•	ACQUISITION HURDLES

MANAGEMENT FOCUS IN THE YEAR AHEAD

•	IMPROVING NET INCOME

Needless to say, the principal focus will be to improve the bottom line, thereby strengthening capital and enhancing shareholder value.  So far we have had a good start!
Under the guidance and direction of our Board, management will initiate the actions necessary to fully exploit the earnings potential inherent in the recent growth of the Company and to ensure that the projected earnings accretion from the Sterling acquisition is realized.
Credit and operational risk mitigation will be an essential focus as a key facet in the quality of income we report.

•	TRANSITION AND INTEGRATION OF STERLING

As I mention this is well underway.  Upon obtaining the requisite approvals, we will proceed to complete all facets of the merger with the principal goals of ensuring a smooth operational conversion and a seamless combination for Sterling’s customers and staff.  At this time I would be remiss if I did not acknowledge the work of both Roma’s and Sterling’s personnel in laying the foundation for a successful merger by working cooperatively on the myriad of details that must be addressed.  I wish to acknowledge the professional and cordial manner and timely attention of the officers and mangers of Sterling, particularly its President Bob King and its executive officers.  Notable has been how the senior officers and managers of Roma Bank assumed this additional burden superimposed on their already considerable duties.  All deserve a hearty thank you.  However, there are two individuals who truly deserve special recognition.  I wish to publically acknowledge their tremendous work in organizing and supervising the process.  They serve as my kitchen cabinet in this process and have taken a great load off my shoulders. Keith Pericoloso, our

Executive Vice-President and Sharon Lamont, our Chief Financial Officer—thank you.

•	REDUCE NON-PERFORMING LOAN LEVELS
Efforts have been under way for more than a year to accomplish this, but for various reasons only little ground has been gained.  Currently, some non-performing loans are nearing resolution.  The addition of our workout officer, who reports directly to our Chairman, Maurice Perilli, and to the Board, will move the process more expeditiously.
As previously mentioned, Sterling had approximately $16.4 million of such loans at the end of 2009. It has been diligently working to resolve them with a minimum of loss.  Upon the merger, joint personnel will continue to focus on expediting their resolution.

•	SOLIDIFYING AND EXPANDING MARKET SHARE
We have held our own in market share in our principal market in Mercer County and have had good relative growth in Burlington County.  The Sterling Merger will advance us appreciably in Burlington, and provide an entrée into Camden County.

The huge share of the Mercer market amassed by Bank of America and that controlled by other big banks gives us clear targets for formulating initiatives to expand market share.  Surely, our deposit growth will come from growth in the overall market.   We must also chip away at the leader and those other mega banks within Mercer using our community bank appeal.

Right now, our market presence in Ocean County is negligible. We will work to expand deposits at our two branches and look for attractive opportunities to branch or acquire market presence.

•	ROMASIA BANK
RomAsia is growing as anticipated and is aligned with its business plan.  Under president, Dominick Mazzagetti, and its board,  RomAsia has made splendid progress towards becoming the niche bank originally envisioned and achieving top of the mind awareness in its targeted communities.   Its first branch in Edison will allow penetration more deeply into these communities. It has also made progress in building its residential mortgage portfolio, but will be challenged with the retirement of its Executive Vice President and Chief Lending

Officer, and the departure to law school of a key member of the commercial loan department.

•	MORTGAGE ORIGINATION DIVISION
Last year I said that I believed Roma Bank was not achieving its full potential in originating residential loans and that it must consider less traditional methods and approaches to improve volume than it has in the past.

To bring a concentrated focus on residential loan generation, a Residential Loan Origination Division was created at the beginning of this year.  The division presently consists of its leader and two loan consultants.  The principal attribute of the division is the personalized attention given applicants with the potential for cross selling other products.  Early indications are it will be successful in fulfilling its purpose.

FINALE

It is evident that our strength goes beyond our balance sheet.  It is found in the leadership of our Board, the services of talented and dedicated employees, a legacy of nearly ninety years of personalized service to generations of customers, and our ties to our communities.

As a community banking organization that has prospered from the support of our customers within our communities, we believe in giving back!  We believe in fostering a culture of social responsibility and community service.

In this vein, we are proud that over the last three years, we have made available just shy of $10.0 million to fund 124 units of affordable housing in Trenton. In addition, during 2009 alone, we provided $2.1 million in mortgages, under very favorable terms, to first time home purchasers of 14 of the units.

During 2009, the Roma Bank Foundation, Roma Bank and RomAsia contributed over $418.0 thousand to charitable and community organizations.

Immeasurable, in dollars and cents, are the hundreds and hundreds of hours of community service given by our employees.  You can find them serving on the boards and committees of charitable, educational, health care, and cultural organizations; on school boards; volunteer fire companies; and governmental boards, among others.    On behalf of our Board and our shareholders I extend a heartfelt thank you to them.

These are impressive achievements in which we take  justifiable pride.

Together with our Board, current management has presided over the evolution and emergence of Roma Bank into the $1.3 billion bank holding company we are today.  Much has been accomplished.  Occasionally, we have stubbed our toe.  But every step we have taken was intended to have a beneficial result for our shareholders, our employees and our customers.

We are nearing the completion of our fourth year as a public company and our 90th year as a financial institution.   In this too we take pride!     On behalf of the Board of Directors, management, and all who make up the Roma Family, I thank you for your confidence in us and our Company’s future.  We will not waiver in our goal to enhance the strength, reputation and value of Roma Financial Corporation.

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